INSIDER TRADING POLICY

PURPOSE
Allegion plc (the “Company”) has adopted this insider trading policy (this “Policy”) to promote compliance with insider trading laws by the Company and its affiliates, directors, officers, employees, agents, consultants and advisors. Insider trading laws prohibit: (i) trading in a company’s securities while in possession of material non-public information about that company; or (ii) providing material non-public information to others who may then trade while in possession of such information. Violations of insider trading laws, inadvertent or otherwise, can result in severe civil and criminal penalties for the individuals involved, as well as for the Company and its management. Violations, or even the allegation or appearance of an improper transaction, can also damage the Company’s reputation for integrity and professionalism.
This Policy supplements, and does not supersede, the Company’s Code of Conduct, which includes provisions requiring compliance with applicable laws, including laws relating to insider trading and stock tipping.
APPLICABILITY
This Policy applies to you if you are a director, officer, employee, agent, consultant or advisor of the Company and its subsidiaries in and outside of the United States. This Policy also applies to your related persons (see definition below).
POLICY
It is the Company’s policy that you may not transact in Company securities while in the possession of material non-public information. You also may not engage in any other action to take advantage of that material non-public information or pass it on to others so that they may trade on the information.
This Policy also applies to material non-public information about any other company obtained in the course of your employment or association with the Company. If you obtain material nonpublic information about another company, you may not transact in securities of that company, engage in any action to take advantage of that information or pass that information to others so that they may trade on the information.
Additional restrictions on trading Company securities apply to restricted persons, as discussed below.
DEFINITIONS AND EXPLANATIONS
•Who is an “insider”? Any person who has material non-public information is considered an insider as to that information. Insiders include Company directors, officers, employees, agents, consultants, advisors and those persons in a special relationship with the Company, such as its auditors, consultants, and outside counsel. The question of who is an insider is decided in the context of each transaction. In other words, an individual is an insider with respect to each item of material non-public information of which he or she is aware.
•What is “material” information? The materiality of information depends upon the facts and circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or to any type of security, debt or equity. Some examples of material information include, but are not limited to:

•Earnings information, including projections of future earnings or losses.
•Financial performance, including quarterly and year-end earnings or changes in financial performance or liquidity.
•Changes to previous Company earnings, sales or cash flow guidance, or the decision to suspend earnings guidance.
•Confirmation of previous Company guidance on earnings, sales or cash flow where the passage of time or the occurrence of an event has caused previous guidance to become “stale.”
•A significant merger, acquisition or divestiture proposal or agreement.
•Changes in dividend policy or capital structure.
•Information regarding management changes at the executive officer level (currently Senior Vice President or higher).
•Significant new contracts or orders, or the loss thereof.
•Change in auditors or auditor notification that the Company may no longer rely on an auditor’s report.
•A significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its information technology and operational technology systems.
•Actual or threatened material litigation, or the resolution of such litigation.
•Events regarding the Company’s securities — e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, and public or private sales of additional securities.
These examples are merely illustrations of material items. Many other types of information may be considered material depending on the circumstances. Materiality of particular information must be assessed on a case-by-case basis. If you are unsure whether information is material, consult with your legal counsel (General Counsel or Corporate Secretary).

•What is “nonpublic” information? Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated by the Company in a manner making it generally available to investors. For example, information will be considered generally available to investors if the Company publishes it through media outlets such as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press or United Press International or if the Company files the information with, or furnishes the information to, the U.S. Securities and Exchange Commission. The circulation of rumors, even if accurate and reported in the news media, does not constitute effective public dissemination.

Even after a public announcement of material information, a reasonable period of time must pass in order for the market to absorb and react to the information. As a general rule, information is considered non-public until the beginning of the first full trading day after the date on which the information is publicly released. For example, if the Company issues a press release disclosing material non-public information (e.g., Company earnings information) before the opening of market on Tuesday, then the first time you can transact in Company securities is the opening of market on Wednesday, assuming you are not aware of other material non-public information at that time. If the Company issues a press release disclosing material non-public information after the market closes on Tuesday, then the first time you can transact in Company securities is the opening of market on Thursday.
•Who is a “related person”? A “related person” includes (a) your spouse, children and anyone else living in your household, (b) family members who do not live in your household but whose transactions in Company securities are directed by you or subject to your influence or control, and (c) entities whose transactions in Company securities are directed by you or subject to your influence or control, such as partnerships in which you are a general partner, trusts of which you are a trustee, and estates of which you are an executor. Although other persons, such as your parents, aunts, uncles, sisters, brothers or friends, may not be considered to be related persons if they are not living in your household and you don’t influence or control their transactions in Company securities, they may be “tippees” for securities law purposes if you communicate material non-public information to them. “Tipping” is discussed below.
•Who is a “restricted person”? A “restricted person” is a person designated by the Company as having regular access to material non-public information. The Company will notify you if it deems you to be a restricted person. Restricted persons are subject to additional restrictions discussed below.
•What are securities? The term “security” or “securities” is defined broadly under the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options or other similar instruments.
•What does it mean to “transact” or “trade” in securities? To transact or trade in securities includes: (a) any purchase or sale of securities, including any exercise of stock options or sales of stock acquired upon the exercise of such options; (b) transactions in puts, calls or other derivative securities tied to a security of a company; (c) entering into a credit default swap on a company’s debt; (d) making or modifying any instructions or investment options (including under the Company’s or any other company’s 401(k) plan) that could result in any of the foregoing; or (e) making a bona fide gift of securities.
GUIDELINES
To comply with the letter and spirit of this Policy, you should observe the following rules:
•Non-disclosure of Material Non-Public Information. Until material non-public information has been widely disseminated by the Company, it must not be disclosed to anyone, except the persons within the Company or third-party agents of the Company (such as advisors and outside counsel) whose positions require them to know it.
•Prohibited Trading in Securities. You may not transact or recommend that another person transact in Company securities when you are aware of material information about the Company that has not been released to the public. If you become aware of material non-public information about another company that has not been released to the public during the course of your employment or association with the Company, you may not transact, or recommend that any other person transact, in such other company’s securities. These restrictions apply to all transactions, including through brokers or on-line brokerage accounts.
•How Transactions Appear in Hindsight. If securities transactions become the subject of scrutiny, they are likely to be viewed after the fact with the benefit of knowledge of all of the circumstances present at the time, even if you engaged in the transaction without considering these circumstances. As a result, before engaging in any transaction, you should carefully consider how the transaction may be construed with the benefit of hindsight.

•“Tipping” Information to Others. You may be liable for communicating or “tipping” material non-public information to any outside party (a “tippee”) or for recommending that the tippee transact in securities of the Company or other company based on such information. Tippees are not limited to related persons; they can be friends, neighbors or acquaintances. Tippees inherit your duties and are liable for trading on material non-public information illegally tipped to them by you. Similarly, just as you are liable for the insider trading of your tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving specific tips from others or through conversations at social, business or other gatherings, among other things.
•Avoid Speculation. Investing in Company securities provides an opportunity to share in the future growth of the Company. However, short-range speculation based on fluctuations in the market price of Company securities may put your personal gain in conflict with the best interests of the Company and its shareholders. The Company prohibits its directors and executive officers and all other employees covered under this Policy from (i) transacting in any financial instruments designed to hedge or offset any decrease in the market value of Company securities, and (ii) engaging in any form of trading in Company securities that is inconsistent with long-term investment in the Company, signals a lack of confidence in the Company or may lead to the appearance of insider trading, including, but not limited to, any trading activity designed to profit from fluctuations in the prices of Company securities, “day trading” and arbitrage trading, short sales, buying securities on margin, and the use of forward contracts, equity swaps, collars, exchange funds, puts, calls, covered calls, options and other derivative securities or any instruments designed to increase in value as a result of the market value of the Company’s securities. Directors, executive officers and all employees covered under this policy are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
ADDITIONAL RESTRICTIONS FOR RESTRICTED PERSONS
•Restricted Persons. Restricted persons may only transact in Company securities during open window periods. Directors, executive officers, other Section 16 officers, and any persons identified by the Company as requiring pre-clearance, as well as any of their related persons, may only transact during open window periods after receiving pre-clearance from the Senior Vice President and General Counsel or Secretary, as discussed further below.
•Trading Window. The period prior to the public release of the Company’s quarterly and annual financial results is a particularly sensitive period for transactions in Company securities from the perspective of insider trading. This sensitivity is due to the fact that officers, directors and certain employees will often, during these periods, possess material non-public information about the expected financial results for the quarter or year. Accordingly, if you are a restricted person under this policy or if you are aware of the Company’s financial results, you may not transact in Company securities while the Company’s trading window is closed. The trading window generally opens on the morning of the business day following the Company’s earnings call, assuming that a full trading day has elapsed, and closes at the end of the second Friday of the third month of the fiscal quarter. Restricted persons will receive a communication from the Secretary announcing the opening and closing of the Company’s trading window. The Company may also close the trading window from time to time in connection with specific material developments. In such situations, the Senior Vice President and General Counsel or Secretary may notify particular individuals that they are not permitted to engage in any transactions in Company securities. If you are notified that the trading window is closed other than at the regularly scheduled time, you may not disclose this to others. Depending on the circumstances, the closing of the trading window may be announced or unannounced. If unannounced, an individual will be informed of the closure when he or she contacts the Senior Vice President and General Counsel or Secretary to seek clearance of a transaction, as described below. Note that the restrictions imposed in connection with the closure of trading windows are in addition to the other restrictions in this Policy. Trading while a trading window is open is NOT a “safe harbor.” You continue to be restricted from transacting in Company securities while in possession of material non-public information even if the trading window is open.
•Pre-Clearance. Directors, executive officers, other Section 16 officers and any restricted persons identified by the Company as requiring pre-clearance are required to obtain prior clearance from the Senior Vice President and General Counsel or Secretary (including Asst. Secretary) or his/her designee before you or a related person transacts in Company securities at any time. You will receive a communication from the Secretary each time the window is opening if you are required to pre-clear transactions. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investments aspects of any transaction. In addition, receipt of clearance is NOT a safe harbor. You continue to be restricted from transacting in Company securities while in possession of material non-public information even if you receive pre-clearance.
•10b5-1 Trading Plans. The securities laws allow a safe harbor from insider trading liability for transactions pursuant to a written trading plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934. Transactions under properly constructed trading plans can be completed during blackout periods and at other times when the individual in question possesses material nonpublic information, and they are not subject to pre-clearance requirements. Restricted persons must obtain pre-clearance from the Senior Vice President and General Counsel or Secretary (including Asst. Secretary) before entering into any such agreement. A 10b5-1 trading plan can only be established when you are not in possession of any material non-public information.
•Post-Transaction Notification Requirement Filing/ Transaction Reports with the SEC. If you are a Section 16 officer or director of the Company, you are required to file reports with the U.S. Securities and Exchange Commission within two business days of any transaction involving Company securities, including any exercise of stock options. As a result, these individuals are required to report transactions promptly to the Senior Vice President and General Counsel or Secretary, so that reports can be completed and filed on a timely basis.
•Short Swing Profits. If you are a Section 16 officer or director of the Company, you may not both buy and sell Company securities within any six-month period. This rule applies regardless of whether the individual in question possesses any material nonpublic information.
POST-TERMINATION TRANSACTIONS
This policy continues to apply to transactions in Company securities even after termination of service to the Company. If any individual is in possession of material non-public information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.
VIOLATIONS

YOU SHOULD REMEMBER THAT YOU BEAR THE ULTIMATE RESPONSIBILITY
FOR ADHERING TO THIS POLICY AND AVOIDING IMPROPER TRADING.
Securities laws impose civil and criminal fines and penalties, including imprisonment, on persons who trade in a company’s securities at a time when they have knowledge of material nonpublic information concerning that company’s securities. Insiders may also be liable for improper transactions by any tippee to whom they have disclosed material nonpublic information regarding a company or to whom they have made recommendations to transact in a company’s securities on the basis of such information, even if the insider did not profit from the trading. In addition to any governmental action or penalty, the Company will impose appropriate disciplinary action on any director, officer or employee who violates this Policy. Such disciplinary action could include termination of employment.
The Company’s policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are design to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.
QUESTIONS
Please direct any questions regarding this Policy to the Senior Vice President and General Counsel or Secretary (including Asst. Secretary). Any concerns about insider trading activities can be reported to the Ethics Helpline.

Revised on June 2, 2022